EXHIBIT "99.1"

NEWS RELEASE FOR IMMEDL4TE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investors Relations Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports First Quarter 2015 Results

DALLAS (May 13, 2015) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2015. For the three months ended March 31, 2015, the Company reported net loss applicable to common shares of $0.1 million or $0.02 per diluted earnings per share, as compared to net income applicable to common shares of $4.3 million or $0.49 per diluted earnings per share for the same period ended 2014.

The Company continues to demonstrate our unwavering commitment to fortify our portfolio and streamline our operational activity, while at the same time maintaining our commitment to creating value. We are pleased that we are seeing improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.

Management's efforts to enhance the value of our overall portfolio has resulted in the continuing improvement in the Company's results of operations. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Our ability to take advantage of lower-interest rate mortgages available has reduced our monthly obligations and increased cash flow within our multifamily portfolio.

In our commercial portfolio, we are seeing the benefit of our efforts with new leases executed and increasing rents as first year concessions expire. We believe that we will continue to see growth in our commercial portfolio as the economic conditions improve and we capitalize on the influx of attractive prospects in the pipeline.

Rental and other property revenues were $22.3 million for the three months ended March 31, 2015. This represents an increase of $4.0 million, as compared to the prior period revenues of $18.3 million. This change, by segment, is an increase in the apartment portfolio of $1.6 million, and an increase in the commercial portfolio of $2.4 million. Within the apartment portfolio there was an increase of $1.3 million in the acquired property portfolio and an increase of $0.3 million in the same property portfolio. Within the commercial portfolio there was an increase of $1.5 million in the acquired property portfolio and increase of $0.9 million in the same store properties. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Property operating expenses were $10.9 million for the three months ended March 31, 2015. This represents an increase of $1.7 million, as compared to the prior period operating expenses of $9.2 million. This change, by segment, is an increase in the apartment portfolio of $0.6 million, and an increase in the commercial portfolio of $1.1 million. Within the apartment portfolio there was an increase of $0.5 million in the acquired properties portfolio and an increase of $0.1 million in the same property portfolio. Within the commercial portfolio there was an increase of $1.0 million in the acquired properties portfolio and an increase of $0.1 million in the same store properties.

Interest income was $3.8 million for the three months ended March 31, 2015. This represents an increase of $1.7 million, as compared to the prior year income of $2.1 million. The increase was primarily due to additional notes receivable acquired in prior periods.

Mortgage and loan interest expense was $7.7 million for the three months ended March 31, 2015. This represents an increase of $1.2 million, as compared to the prior period expense of $6.5 million. The majority of this increase is in the other portfolio and is due to the securing of a new loan subsequent to the prior period.

Litigation settlement expenses were $0.07 million for the three months ended March 31, 2015. In 2014, $3.8 million of income from settlements reached is the result of guarantor settlements on various real estate properties in the prior period, therefore avoiding future litigation.

Gain on land sales increased for the three months ended March 31, 2015, as compared to the prior period. In the current period we sold 33.9 acres of land in two transactions for a sales price of $7.3 million and recorded a gain of $2.9 million. In the prior period, we sold 6.31 acres of land in one transaction for a sales price of $1.6 million and recorded a gain of $0.8 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $170 and $175 for the three months ended 2015 and 2014, respectively, from related parties)	$22,304	$18,303

Expenses:
Property operating expenses (including $153 and $145 for the three months ended 2015 and 2014, respectively, from related parties)	10,864	9,203
Depreciation and amortization	4,644	4,280
General and administrative (including $820 and $744 for the three months ended 2015 and 2014, respectively, from related parties)	1,768	1,551
Net income fee to related party	45	490
Advisory fee to related party	1,943	1,852
Total operating expenses	19,264	17,376
Net operating income	3,040	927

Other income (expenses):
Interest income (including $3,419 and $2,113 for the three months ended 2015 and 2014, respectively, from related parties)	3,760	2,113
Other income	67	153
Mortgage and loan interest (including $0 and $31 for the three months ended 2015 and 2014, respectively, from related parties)	(7,744)	(6,487)
Deferred borrowing costs amortization	(591)	(931)
Loan charges and prepayment penalties	(1,850)	(1,582)
Earnings (losses) from unconsolidated joint ventures and investees	33	(4)
Litigation settlement	(73)	3,839
Total other expenses	(6,398)	(2,899)
Loss before gain on land sales, non-controlling interest, and taxes	(3,358)	(1,972)
Gain on land sales	2,876	753
Net loss from continuing operations before taxes	(482)	(1,219)
Income tax benefit	102	2,049
Net income (loss) from continuing operations	(380)	830
Discontinued operations:
Net income (loss) from discontinued operations	292	(199)
Gain on sale of real estate from discontinued operations	-	6,053
Income tax expense from discontinued operations	(102)	(2,049)
Net income from discontinued operations	190	3,805
Net income (loss)	(190)	4,635
Net (income) loss attributable to non-controlling interest	295	(84)
Net income attributable to Transcontinental Realty Investors, Inc.	105	4,551
Preferred dividend requirement	(222)	(274)
Net income (loss) applicable to common shares	$(117)	$4,277

Earnings per share - basic
Net income (loss) from continuing operations	$(0.04)	$0.06
Net income from discontinued operations	0.02	0.45
Net income (loss) applicable to common shares	$(0.02)	$0.51

Earnings per share - diluted
Net income (loss) from continuing operations	$(0.04)	$0.05
Net income from discontinued operations	0.02	0.44
Net income (loss) applicable to common shares	$(0.02)	$0.49

Weighted average common shares used in computing earnings per share	8,717,767	8,413,469
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,639,679

Amounts attributable to Transcontinental Realty Investors, Inc.
Net income (loss) from continuing operations	$(85)	$746
Net income from discontinued operations	190	3,805
Net income	$105	$4,551

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2015	2014
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$782,939	$781,794
Real estate subject to sales contracts at cost, net of depreciation ($2,387 for 2015 and $2,300 for 2014)	20,416	20,395
Less accumulated depreciation	(117,334)	(113,068)
Total real estate	686,021	689,121
Notes and interest receivable:
Performing (including $76,387 in 2015 and $77,853 in 2014 from related parties)	90,147	84,863
Non-performing	594	584
Less allowance for doubtful accounts (including $1,825 in 2015 and $1,825 in 2014 from related parties)	(1,990)	(1,990)
Total notes and interest receivable	88,751	83,457
Cash and cash equivalents	19,605	12,201
Restricted cash	35,749	48,238
Investments in unconsolidated joint ventures and investees	1,714	1,543
Receivable from related party	47,519	58,404
Other assets	38,477	37,441
Total assets	$917,836	$930,405

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$579,788	$588,749
Notes related to real estate held for sale	1,227	1,552
Notes related to real estate subject to sales contracts	18,434	18,616
Deferred gain (from sales to related parties)	51,356	51,356
Accounts payable and other liabilities (including $5,129 in 2015 and $4,909 in 2014 to related parties)	33,984	36,684
Total liabilities	684,789	696,957

Shareholders’ equity:
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2015 and 2014 (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2015 and 2014 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2015 and 2014; outstanding 8,717,767 shares in 2015 and 2014	87	87
Treasury stock at cost, 200 shares in 2015 and 2014	(2)	(2)
Paid-in capital	271,427	271,649
Retained earnings	(56,346)	(56,451)
Total Transcontinental Realty Investors, Inc. shareholders' equity	215,167	215,284
Non-controlling interest	17,880	18,164
Total shareholders' equity	233,047	233,448
Total liabilities and shareholders' equity	$917,836	$930,405